Exhibit 10.2

enGene USA, Inc.

200 Fifth Avenue, Suite 4020

Waltham, Massachusetts 02451

February 13, 2024

Jason D. Hanson

Re: Transition and Modification Agreement

Reference is hereby made to that certain Employment Agreement, dated November 8, 2023 (the “Employment Agreement”), by and between you and enGene USA, Inc., a Delaware corporation (“Company”), which sets forth the terms and conditions of your employment with the Company as the Chief Executive Officer of the Company. Capitalized term used in this letter agreement without definition shall have the meaning ascribed to such terms in the Employment Agreement. The duties and responsibilities of your employment with the Company also include acting as Chief Executive Officer of enGene Holdings, Inc., a corporation incorporated under the laws of British Columbia, Canada and the indirect parent company of the Company (“Parent”).

You have informed the Company and the Board of Directors of Parent (the “Parent Board”) that, subject to and upon the terms and conditions set forth in this Agreement, you will submit your resignation from your roles as Chief Executive Officer of Parent, Chief Executive Officer of enGene Inc., the direct parent of the Company (“Opco”), Chief Executive Officer and employee of the Company and member of the Parent Board, the board of directors of Opco (the “Opco Board”) and Board of Directors of the Company (the “Company Board”) upon the appointment of a successor Chief Executive Officer of Parent. This letter agreement (this “Agreement”) confirms the terms and conditions upon which you will continue your employment with the Company and your roles as Chief Executive Officer of Parent, Chief Executive Officer of Opco, Chief Executive Officer of the Company and member of each of the Parent Board, the Opco Board and the Company Board until the appointment of a successor Chief Executive Officer of Parent.

For and in consideration of the foregoing premises, and the mutual promises made by you and the Company below in this Agreement, and for other good and valid consideration, the receipt of and sufficiency of which is hereby acknowledged, you and the Company, intending to be legally bound, hereby agree as follows:

1. Transition Period. Subject to and upon the terms and conditions of this Agreement and the Employment Agreement, as amended or modified pursuant to this Agreement (as so amended or modified, the “Amended Employment Agreement”), you shall remain (i) an employee and the Chief Executive Officer of the Company pursuant to, and in accordance with, the Amended Employment Agreement, (ii) the Chief Executive Officer of Parent, (iii) a member of the Parent Board, (iv) the Chief Executive Officer of Opco, (v) a member of the Opco board, and (vi) a member of the Company Board, in each case until the appointment of a successor Chief Executive Officer of Parent. Effective upon the appointment of a successor Chief Executive Officer of Parent, you agree to resign as Chief Executive Officer and employee of the Company, as Chief Executive Officer of Parent, as Chief Executive Officer of Opco, as a member of each of the Parent Board, the Opco Board and the Company Board, and as an officer, employee and/or director of any other direct or indirect subsidiary of Parent. In the event that any provision of the Employment Agreement that requires advance notice or a specific procedure in order to resign from your employment with the Company is inconsistent with or in conflict with the foregoing provisions of this Section 1, the foregoing provisions of this Section 1 shall supersede and govern and no additional notice will be required. Notwithstanding the foregoing, your employment with the Company during the Term pursuant to the Amended Employment Agreement shall be as an “at-will” employee, and you may resign such employment at any time, and the Company may terminate such employment at any time, for any reason or no reason, subject to the provisions of the Amended Employment Agreement, and any such resignation by you or termination by the Company, in either case at any time or for any or no reason, shall not constitute any breach by you or the Company of this Agreement, the Employment Agreement or the Amended Employment Agreement. Notwithstanding, if the Company terminates you without Cause or you terminate your employment for Good Reason prior to the appointment of a successor CEO to the Parent, the provisions of Section 6(c) of the Amended Employment Agreement will apply, and you will receive all the items set forth in 6(c)(i)-(v) of the Amended Employment Agreement, including but not limited to continuation of your Base Salary for a twelve (12) month period pursuant to Section 6(c)(i) of the Amended Employment Agreement.

2. Payment of 2023 Cash Bonus and 2024 Equity Compensation. Regardless of your employment status, the Company shall make payment to you of your 2023 cash bonus in the amount of $204,339.55 (less any applicable withholding taxes) at the time that the 2023 cash bonuses are paid to the other executives of the Company, but in no event later than March 15, 2024. You acknowledge and agree that you shall not be eligible for any new equity compensation granted under the Parent 2023 Incentive Equity Plan in 2024.

3. Amendments to Employment Agreement. You and the Company hereby agree to amend the Employment Agreement, effective as of the date of this Agreement, as follows:

(a) The last sentence of Section 2(c) of the Employment Agreement is hereby deleted;

(b) The proviso at the end of Section 6(c)(iii) of the Employment Agreement is hereby deleted;

(c) To add a new Section 6(c)(v) to the Employment Agreement that reads in its entirety as follows:

“(v) Notwithstanding anything express or implied in any applicable equity incentive plan or any stock option agreement to the contrary, the period of time during which the Executive shall be entitled to exercise any stock options granted by Parent (or any predecessor) to the Executive that are vested and exercisable at the time of the termination of the Executive’s employment with the Company shall be automatically extended until the third anniversary of the effective date of the termination of the Executives’s employment with the Company or, if later, the third anniversary of the effective date of the termination of any advisory or consulting relationship between the Executive and the Company that becomes effective immediately after the termination of the Executive’s employment with the Company, provided, that any such extension of the post-termination exercise period shall not extend beyond the term of the stock options (it being understood and agreed that if Executive exercises, at any time after the third month following the termination of the Executive’s employment with the Company, any of such stock options that would otherwise qualify as incentive stock options, such stock options shall automatically cease to be incentive stock options and shall automatically become and be treated as non-qualified stock options for purposes of United States federal and state income taxes). All unvested stock options, if any, shall become immediately vested and exercisable upon termination of employment.”;

(d) To add a new Section 7(b)(v) to the Employment Agreement that reads in its entirety as follows:

“(v) The benefits set forth in Section 6(c)(v).”; and

(e) The proviso at the end of the second sentence of Section 10 of the Employment Agreement is hereby deleted.

4. Treatment of Your Voluntary Resignation, Disability or Death Under Amended Employment Agreement. Notwithstanding anything express or implied in the Employment Agreement to the contrary, in the event that, at any time after the date of this Agreement, (i) you voluntarily resign as Chief Executive Officer and employee of the Company, as Chief Executive Officer of Parent, as Chief Executive Officer of Opco, as a member of each of the Parent Board, the Opco Board and the Company Board, and as an officer, employee and/or director of any other direct or indirect subsidiary of Parent, (ii) your employment with the Company is terminated on account of Disability, or (iii) your employment with the Company is terminated on account of your death, then, in addition to the Accrued Obligations, you (or, in the case of your death, your estate, executor or personal representative) shall be entitled to receive (without duplication of any benefits that you may be entitled to receive pursuant to Section 10 or Section 11, if applicable, of the Amended Employment Agreement) all the payments and benefits to which you would have been entitled to receive under Section 6(c) (but not Section 6(c)(i)) of the Amended Employment Agreement and Section 7(b) (but not Section 7(b)(i)) of the Amended Employment Agreement, as applicable, including but not limited to twelve (12) or eighteen (18) months of COBRA continuation coverage under Section 6(c)(ii) and/or Section 7(b)(iii) of the Amended Employment Agreement, to the same extent as if, effective as of the date of such voluntary resignation by you, such termination for Disability or such termination on account of your death, as the case may be, the Company had terminated your employment without Cause or you had resigned your employment with the Company for Good Reason; provided, that, in the case of such voluntary resignation by you, any portion of your Target Annual Bonus under Section 6(c)(iii) or 7(b)(ii) of the Amended Employment Agreement to which you may be entitled pursuant to this Section 4 shall be paid no later than December 31st of the calendar year of such voluntary resignation, unless the implementation of any six-month delay required under Section 409A of the Code results in a payment date later than December 31st of such calendar year. For clarity, you shall only be entitled to receive payments and benefits pursuant to the foregoing provisions of this Section 4 upon any voluntary resignation by you that is subject to the provisions of this Section 4, upon any such termination for your Disability or any such termination on account of your death, as the case may be, if you (or your estate, executor or personal representative, as applicable) execute and do not revoke the Release, and so long as you continue to comply with the provisions of Section 15 of the Employment Agreement.

5. Ratification of Employment Agreement. Except as amended or modified by this Agreement, all of the provisions of the Employment Agreement (including, without limitation, the provisions of Section 20 of the Employment Agreement (Tax Equalization) and Section 27 of the Employment Agreement (Indemnification) are hereby ratified, confirmed, and affirmed in all respects, and shall continue in full force and effect. From and after the date of this Agreement, the Employment Agreement and this Agreement shall be read together, and any reference to the term “Agreement” in the Employment Agreement shall mean the Employment Agreement as amended or modified by this Agreement. For the sake of clarity, the Company agrees that consistent with the Tax Equalization language in Section 20 of the Amended Employment Agreement, it will fully indemnify you against: (i) any and all tax liability that you incur in the United States or Canada arising with respect to employment or consulting services that you perform in Canada for and on behalf of the Company, Parent or any of their respective subsidiaries, (ii) any and all tax liability that you incur in the United States by virtue of Parent or any of its subsidiaries being a Passive Foreign Investment Company and that you would not have incurred if each of Parent and its subsidiaries were a corporation incorporated and existing under the laws of a State in the United States, and (iii) any other tax liability or penalties that you incur in the United States or Canada by virtue of the Parent or any of its subsidiaries being a Canadian corporation and that you would not have incurred if each of Parent and its subsidiaries were a corporation incorporated and existing under the laws of a State in the United States.

6. Consulting Services. In the event that your employment with the Company terminates by virtue of your resignation as Chief Executive Officer and employee of the Company, as Chief Executive Officer of Parent, as Chief Executive Officer of Opco, as a member of each of the Parent Board, the Opco Board and the Company Board, and as an officer, employee and/or director of any other direct or indirect subsidiary of Parent, in each case upon the appointment of a successor Chief Executive Officer of Parent, then you shall automatically become, and be engaged by the Company as, Senior Strategic Advisor to such successor Chief Executive Officer and to the Parent Board, and in such capacity, subject to the terms and conditions set forth below in this Section 6, you shall render such consulting and advisory services as such successor Chief Executive Officer and/or the Parent Board may reasonably request, provided that you shall not be obligated to devote more than fifteen (15) hours per week to rendering such consulting and advisory services. You shall render such consulting and advisory services for at least a period of six months immediately following any such resignation by you referred to above in this Section 6 (the “Minimum Consulting Period”). During the Minimum Consulting Period, neither you nor the Company may terminate your consulting and advisory services pursuant to this Section 6, except in the case of your disability or your death. Following the Minimum Consulting Period, you shall continue to render consulting and advisory services pursuant to this Section 6 until such time as either you or the Company terminate such consulting and advisory services by giving written notice of termination to the other. All consulting and advisory services pursuant to this Section 6 may be provided by you during non-business hours so as not to interfere with any third-party employment obligations that you may have after the effective date of the termination of your employment with the Company. During the Minimum Consulting Period, the Company shall make payment to you of a monthly consulting fee on the first day of each month in the amount of $25,000 without deductions. Following the Minimum Consulting Period, you shall invoice the Company on a monthly basis, and the Company shall make payment to you, of your consulting fees for your consulting and advisory services pursuant to this Section 6 during the immediately preceding month based on an hourly rate of $500 and the number of hours spent by you rendering such consulting and advisory services during such immediately preceding month. In connection with your consulting and advisory services pursuant to this Section 6, none of Parent, the Company or any other direct and indirect subsidiary of Parent shall provide to you, without your prior consent, any confidential information of Parent, the Company or any other direct or indirect subsidiary of Parent that constitutes material non-public information of Parent under applicable securities laws. From and after the effective date of the termination of your employment with the Company, you shall not be subject to blackout periods under Parent’s Insider Trading Policy, unless, in connection with your consulting and advisory services pursuant to this Section 6, any of Parent, the Company and any other direct or indirect subsidiary of Parent, with your consent in accordance with the immediately preceding sentence, provides you with any confidential information that constitutes material non-public information of Parent under applicable securities laws. Regardless of whether or not you are subject to blackout periods under Parent’s Insider Trading Policy at any time after the effective date of the termination of your employment with the Company, you will remain subject to applicable securities laws in the United States and Canada that among, other things, prohibit trading on the basis of any material non-public information of or with respect to Parent. You hereby agree that all of your obligations under Section 15 of the Employment Agreement (other than your noncompetition obligations under Section 15(a) of the Employment Agreement) shall be extended throughout the period during which you are rendering consulting and advisory services pursuant to this Section 6, such that, for example, the post-employment nonsolicitation periods contained in such Section 15 shall not begin to run on the effective date of the termination of your employment with the Company, but rather shall begin to run on the effective date of the termination of your consulting and advisory services pursuant to this Agreement. The preceding sentence is not intended to, and does not, limit your obligations under Section 15 of the Employment Agreement in any way. For clarity, your noncompetition obligations under Section 15(a) of the Employment Agreement shall not be extended throughout the period during which you are rendering consulting and advisory services pursuant to this Section 6 and the post-employment periods contained in Section 15(a) of the Employment Agreement shall begin to run on he effective date of the termination of your employment.

7. Confidentiality of Certain Personal Health Information. If and to the extent that Parent, the Company or any of their respective subsidiaries, affiliates, its or their board members or employees have in their possession any of your confidential personal health information, the Company shall, and shall cause Parent and any subsidiaries or affiliates of the Company or Parent and its or their board members or employees, to continue to maintain such confidential personal health information confidential in accordance with state and federal laws and regulations.

8. Publicity. The Company shall cause Parent to provide to you drafts of any press release to be issued by Parent and any documents to be filed by Parent pursuant to applicable securities laws in connection with Parent’s public disclosure of your agreement to resign as Chief Executive Officer of Parent upon the appointment of a successor Chief Executive Officer of Parent, and, subject to Parent’s obligation to comply with applicable securities laws, rules, regulations and administrative practices and stock exchange rules, Parent and you shall mutually agree (which agreement shall not be unreasonably withheld, delayed or conditioned) on the content and disclosures set forth in such press release or any such documents prior to such issuance or filing.

9. Incorporation by Reference of Additional Terms. The terms and provisions of Sections 21 (Notices), 23 (Remedies Cumulative; No Waiver), 24 (Binding Arbitration and Waiver of Right to Participate in Class Actions), 25 (Assignment), 26 (Company Policies) and 27 (Indemnification) of the Employment Agreement are hereby incorporated by reference herein and made a part of this Agreement to the same extent as if the full text of such Sections were set forth in this Agreement and if each reference to the term “Agreement” and “Executive,” as used in such terms and provisions, were a reference to this Agreement and you, respectively, instead of the Employment Agreement and “Executive,” respectively.

10. Miscellaneous. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Section 6 hereof) shall survive any termination of your employment with the Company or the termination of your consulting and advisory services pursuant to Section 6 hereof, as applicable, to the extent necessary to the intended preservation of such rights and obligations. This Agreement sets forth the entire agreement of the parties related to the items set forth herein and supersedes any and all prior agreements and understandings related thereto. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Massachusetts without regard to rules governing conflicts of law. This Agreement may be executed in any number of counterparts (including electronic counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

11. Acknowledgements. You acknowledge that (a) you have the right to consult with counsel prior to signing this Agreement and have had a full and adequate opportunity to read, understand and discuss with your advisors, including counsel, the terms and conditions contained in this Agreement prior to signing hereunder, (b) this Agreement is supported by fair and reasonable consideration independent from the continuation of employment, and (c) you have received notice of this Agreement at least ten business days before it is to be effective.

[Remainder of page intentionally left blank; signatures follow on next page(s)]

Please sign below and return to the Company to indicate your acceptance of the terms set forth herein, and once executed by each of the Company and you, this Agreement shall constitute a binding agreement between the Company and you as of the date first written above.

Sincerely,

enGene USA, Inc.

By:	/s/ Ryan Daws
Name: Ryan Daws
Title: Chief Financial Officer

Accepted and Agreed:

/s/ Jason D. Hanson
Jason D. Hanson